Exhibit 5.1

3580 Carmel Mountain Road Suite 300 San Diego, CA 92130 858 314 1500 mintz.com

April 8, 2026

Netlist, Inc.

111 Academy, Suite 100

Irvine, California 92617

Ladies and Gentlemen:

We have acted as legal counsel to Netlist, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”), pursuant to which the Company is registering the issuance under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 2,880,000 shares (“Shares”) of the Company’s common stock, $0.001 par value per share (“Common Stock”), consisting of (i) 2,500,000 shares of Common Stock issuable in accordance with the terms of the Netlist, Inc. 2025 Equity Incentive Plan (the “Plan”) and (ii) 380,000 shares of Common Stock that may be issued upon vesting of Inducement RSU Awards granted outside the Plan.

In connection with this opinion, we have examined the Company’s Restated Certificate of Incorporation and Second Amended and Restated Bylaws, each as amended to date and currently in effect; such other records of the corporate proceedings of the Company and certificates of the Company’s officers as we have deemed relevant; and the Registration Statement and the exhibits thereto.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such copies, and the truth and correctness of any representations and warranties contained therein. In addition, we have assumed that the Company will receive any required consideration in accordance with the terms of the aforementioned Restricted Stock Unit Agreements.

Our opinion expressed herein is limited to the General Corporation Law of the State of Delaware and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

Based upon the foregoing, we are of the opinion that the Shares, when issued and delivered in accordance with the terms of the Plan and the Inducement RSU Awards, as applicable, will be validly issued, fully paid and non-assessable.

Boston       Los Angeles      MIAMI    New York       San Diego       San Francisco       TORONTO Washington

MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.

April 8, 2026

We understand that you wish to file this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and we hereby consent thereto. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.